Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of August 10, 2014 (this “Agreement”), by and between MDC PARTNERS INC., a corporation existing under the laws of Canada (the “Company”), and Lori Senecal (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive and KIRSHENBAUM BOND SENECAL & PARTNERS LLC, a wholly-owned subsidiary of the Company (“KBS”), are parties to an employment agreement between dated September 8, 2009 (the “Original Employment Agreement”), pursuant to which the Executive served as Chief Executive Officer of KBS;

WHEREAS, the parties wish for the Executive to be employed by the Company rather than KBS from and after the date hereof, and desire to amend and restate the Original Employment Agreement on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.    Employment

The Company agrees to continue to employ the Executive during the Term specified in paragraph 2, and the Executive agrees to accept such continued employment, upon the terms and conditions hereinafter set forth.

2.    Term

Subject to the provisions contained in Sections 6 and 7, the Executive's employment by the Company shall commence on September 1, 2014 (the “Effective Date”) and for an indefinite period unless and until either (i) the Executive gives to the Company twelve (12) months advance written notice of resignation (a “Notice of Termination”) or (ii) the Company terminates the Executive’s employment with or without “Cause” (as defined herein). Any Notice of Termination given by the Executive under this Section 2 shall specify the date of termination and the fact that the notice is being delivered pursuant to Section 2 of this Agreement. The Company shall have the right at any time during such twelve (12) month notice period to relieve the Executive of all or any portion of her offices, duties and responsibilities and to place her on a paid leave-of-absence status. The date on which the Executive ceases to be employed by the Company, regardless of the reason therefore is referred to in this Agreement as the "Termination Date". The initial term and the period, if any, thereafter, during which the Executive’s employment shall continue are collectively referred to as the “Term”.

3.    Duties and Responsibilities

(a)    Title. During the Term, the Executive shall have the position of President and Chief Executive Officer of The MDC Partner Network of operating agencies. In addition, the Executive shall serve as the Global Executive Chairperson of KBS.

(b)    Duties. The Executive shall report directly to the Company’s Chief Executive Officer or his designee (the “MDC Executive”), at such times and in such detail as the MDC Executive shall reasonably require. The Executive shall perform such duties consistent with her position or as may be directed by the Chief Executive Officer of the Company.

(c)    Scope of Employment. The Executive's employment by the Company as described herein shall be full-time and exclusive, and during the Term, the Executive agrees that she will (i) devote all of her business time and attention, her reasonable best efforts, and all her skill and ability to promote the interests of the Company; and (ii) carry out her duties in a competent manner and serve the Company faithfully and diligently under the direction of the MDC Executive. Notwithstanding the foregoing, the Executive shall be permitted to engage in charitable and civic activities and manage her personal passive investments, provided that such passive investments are not in a company which transacts business with the Company or its affiliates or engages in business competitive with that conducted by the Company (or, if such company does transact business with the Company, or does engage in a competitive business, it is a publicly held corporation and the Executive's participation is limited to owning less than 1% of its outstanding shares), and further provided that such activities (individually or collectively) do not materially interfere with the performance of her duties or responsibilities under this Agreement.

(d)    Office Location. During the Term, the Executive's services hereunder shall be performed at the offices of the Company in New York, N. Y., subject to necessary travel requirements to the Company’s partner agency office locations in order to carry out her duties in connection with her positions hereunder.

4.    Compensation

(a)Base Salary. As compensation for her services hereunder, during the Term, the Company shall pay the Executive in accordance with its normal payroll practices, an annualized base salary of $1,000,000 (“Base Salary”).

(b)Perquisite Allowance. During the Term, the Company will also provide the Executive with a monthly perquisite allowance equal to $2,000 per month (the “Perquisite Allowance”), to cover the costs of leasing, insuring and maintaining an automobile, professional dues, as well as other perquisites (including club dues), to be paid in accordance with the Company’s normal payroll practices.

(c)Restricted Stock Grant. As soon as practicable following the Effective Date, the Executive shall receive an award of 50,000 restricted shares of the Company’s Class A subordinate voting shares in accordance with and subject to the terms and conditions of a separate restricted stock agreement to be executed and delivered by the Executive and the Company (the “Stock Grant”). The shares of stock issued in connection with the Stock Grant shall be subject to a 3-year cliff vesting condition (with accelerated vesting upon termination without cause or upon a change of control).

(d)Annual Discretionary Bonus. During the Term, the Executive shall be eligible to receive an annual discretionary bonus in an amount equal to up to 100% of the then current Base Salary, based upon criteria determined by the MDC Executive and the Compensation Committee, which criteria shall include the Executive’s performance, the overall financial performance of the Company and such other factors as the MDC Executive and the Compensation Committee shall deem reasonable and appropriate in their sole discretion (the “Annual Discretionary Bonus”). The Annual Discretionary Bonus will be paid in accordance with the Company’s normal bonus payment procedures, and may be paid in the form of equity incentive awards. The Company may also require the Executive to sign a standard form of retention agreement in connection with each payment of an Annual Discretionary Bonus.

5.    Expenses; Fringe Benefits

(a)    Expenses. The Company agrees to pay or to reimburse the Executive for all reasonable, ordinary, necessary and documented business or entertainment expenses incurred during the Term in the performance of her services hereunder in accordance with the policy of the Company as from time to time in effect. The Executive, as a condition precedent to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which the Executive seeks payment or reimbursement, and any other information or materials, as the Company may from time to time reasonably require.

(b)Benefit Plans. During the Term, the Executive and, to the extent eligible, her dependents, shall be eligible to participate in and receive all benefits under any group health plans, welfare benefit plans and programs (including without limitation, disability, group life (including accidental death and dismemberment) and business travel insurance plans and programs) provided by the Company to its senior executives and, without duplication, its employees generally, subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time.

(c)    Vacation. The Executive shall be entitled to five (5) weeks of vacation in accordance with the Company's policies, with no right of carry over, to be taken at such times as shall not materially interfere with the Executive's fulfillment of her duties hereunder, and shall be entitled to as many holidays, sick days and personal days as are in accordance with the Company's policy then in effect generally for its employees.

6.    Termination

(a)    Termination for Cause. The Company, by direction of the Compensation Committee, the Board of Directors or the MDC Executive, shall be entitled to terminate the Term and to discharge the Executive for “Cause” effective upon the giving of written notice to the Executive. For purposes of this Agreement, the term “Cause” shall mean:

(i)    the Executive's failure or refusal to materially perform her duties and responsibilities as set forth in paragraph 3 hereof or abide by the reasonable directives of the MDC Executive, or the failure of the Executive to devote all of her business time and attention exclusively to the business and affairs of the Company in accordance with the terms hereof, in each case if such failure or refusal is not cured (if curable) within 5 days after written notice thereof to the Executive by the Company;

(ii)    the willful and unauthorized misappropriation of the funds or property of the Company;

(iii)    the use of alcohol or illegal drugs, interfering with the performance of the Executive's obligations under this Agreement, continuing after written warning;

(iv)    the conviction in a court of law of, or entering a plea of guilty or no contest to, any felony or any crime involving moral turpitude, dishonesty or theft;

(v)    the material nonconformance with the Company's policies against racial or sexual discrimination or harassment, which nonconformance is not cured (if curable) within 10 days after written notice to the Executive by the Company;

(vi)    the commission in bad faith by the Executive of any act which materially injures or could reasonably be expected to materially injure the reputation, business or business relationships of the Company;

(vii)    the resignation by the Executive on her own initiative; or

(viii)    any other breach of this Agreement (not covered by any of the clauses (i) through (vii) above), if such breach is not cured (if curable) within 10 days after written notice thereof to the Executive by the Company.

Any notice required to be given by the Company pursuant to this Section shall specify the nature of the claimed breach and the manner in which the Company requires such breach to be cured (if curable). In the event that the Executive is purportedly terminated for Cause and a court determines that Cause as defined herein was not present, then such purported termination for Cause shall be deemed a termination without Cause pursuant to paragraph 6(c) and the Executive's rights and remedies will be governed by paragraph 7(b), in full satisfaction and in lieu of any and all other or further remedies the Executive may have under this Agreement.

(b)    Termination without Cause. The Company, by direction of the Board or the MDC Executive, shall have the right at any time during the Term to immediately terminate the employment of the Executive without Cause by giving written notice to the Executive setting forth a Date of Termination.

(c)    Termination for Death or Disability. In the event of the Executive's death, the Date of Termination shall be the date of the Executive's death. In the event the Executive shall be unable to perform her duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability and the Executive shall fail to perform such duties for periods aggregating 120 days, whether or not continuous, in any continuous period of 360 days (such causes being herein referred to as “Disability”), the Company shall have the right to terminate the Executive's employment hereunder as at the end of any calendar month during the continuance of such Disability upon at least 30 days' prior written notice to her.

7.    Effect of Termination of Employment.

(a)    Termination by the Company for Cause; by Death or Disability; or pursuant to a Notice of Termination delivered by the Executive pursuant to paragraph 2 above. In the event of the termination of the employment of the Executive (1) by the Company for Cause; (2) by reason of death or Disability pursuant to paragraph 6(d); or (3) pursuant to a Notice of Termination delivered by the Executive pursuant to paragraph 2 above, the Executive shall be entitled to unpaid Base Salary through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination.

In the event of termination of the employment of Executive in the circumstances described in this paragraph 7(a), except as expressly provided in this paragraph, the Company shall have no further liability to the Executive or the Executive's heirs, beneficiaries or estate for damages, compensation, benefits, severance or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive's employment or cessation of employment with the Company.

(b)    Termination by the Company without Cause.. In the event of a termination by the Company without Cause, the Executive shall be entitled to the following payments and benefits, subject to any Offsets:

(i)
as liquidated damages, her applicable Base Salary compensation when otherwise payable for a period commencing on the Termination Date and ending on the end of the twelve (12) month period immediately following the Termination Date (the “Severance Amount”). The Severance Amount described in this Section 7(b)(i), less applicable withholding of any tax amounts, shall be paid by the Company to the Executive over the severance period in accordance with the Company’s customary payroll practices; and

(ii)	unpaid Base Salary through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination.

In the event of termination of this Agreement in the circumstances described in this paragraph 7(b), except as expressly provided in this paragraph, the Company shall have no further liability to the Executive or the Executive’s heirs, beneficiaries or estate for damages, compensation, benefits, severance or other amounts of whatever nature, directly or indirectly, arising out of or otherwise related to this Agreement and the Executive’s employment or cessation of employment with the Company.

The Executive shall be under no duty to mitigate damages hereunder. The making of any severance payments and providing the other benefits as provided in this paragraph 7(b) is conditioned upon the Executive signing and not revoking a separation agreement in a form reasonably satisfactory to the Company (the "Separation Agreement"). In the event the Executive breaches any provisions of the Separation Agreement or the provisions of paragraph 8 of this Agreement, in addition to any other remedies at law or in equity available to it, the Company may cease making any further payments and providing the other benefits provided for in this paragraph 7(b), without affecting its rights under this Agreement or the Separation Agreement.

(c)    Termination by the Company without Cause following a Change of Control. If within one (1) year after the closing date of any Change of Control (as defined below) transaction, the Executive’s employment is terminated by the Company without Cause, the Executive shall be entitled to the following payments and benefits:

(i)
a severance payment (the “Change in Control Severance Amount”) in an amount equal to the product of two (2) multiplied by the Executive’s Base Salary. The Change in Control Severance Amount described in this Section 7(c)(i), less applicable withholding of any tax amounts, shall be paid by the Company to the Executive not later than 10 business days after the applicable Date of Termination.

(ii)	her Annual Discretionary Bonus with respect to the calendar year prior to the Date of Termination, when otherwise payable, but only to the extent not already paid;

(iii)
eligibility for a pro-rata portion of her Annual Discretionary Bonus with respect to the calendar year in which the Date of Termination occurs, when otherwise payable (such pro-rata amount to be equal to the product of (A) the amount of the Annual Discretionary Bonus for such calendar year, times (B) a fraction, (x) the numerator of which shall be the number of calendar days commencing January 1 of such year and ending on the Date of Termination, and (y) the denominator of which shall equal 365); and

(iv)	unpaid Base Salary through, and any unpaid reimbursable expenses outstanding as of, the Date of Termination.

For the purposes of this Agreement, a “Change of Control” shall have the meaning set forth in the Company’s 2011 Stock Incentive Plan.

The Executive shall be under no duty to mitigate damages hereunder. The making of any severance payments and providing the other benefits as provided in this paragraph 7(c) is conditioned upon the Executive signing and not revoking a Separation Agreement. In the event the Executive breaches any provisions of the Separation Agreement or the provisions of paragraph 8 of this Agreement, in addition to any other remedies at law or in equity available to it, the Company may cease making any further payments and providing the other benefits provided for in this paragraph 7(c), without affecting its rights under this Agreement or the Separation Agreement.

8.    Non-Solicitation/Non-Servicing Agreement and Protection of Confidential Information

(a)    Non-Solicitation/Non-Servicing. The parties hereto agree that the covenants given in this paragraph 8 are being given incident to the agreements and transactions described herein, and that such covenants are being given for the benefit of the Company. Accordingly, the Executive acknowledges (i) that the business and the industry in which the Company competes is highly competitive; (ii) that as a key executive of the Company she has participated in and will continue to participate in the servicing of current clients and/or the solicitation of prospective clients, through which, among other things, the Executive has obtained and will continue to obtain knowledge of the "know-how" and business practices of the Company, in which matters the Company has a substantial proprietary interest; (iii) that her employment hereunder requires the performance of services which are special, unique, extraordinary and intellectual in character, and her position with the Company places and placed her in a position of confidence and trust with the clients and employees of the Company; and (iv) that her rendering of services to the clients of the Company necessarily required and will continue to require the disclosure to the Executive of confidential information (as defined in paragraph 8(b) hereof) of the Company. In the course of the Executive's employment with the Company, the Executive has and will continue to develop a personal relationship with the clients of the Company and a knowledge of those clients' affairs and requirements, and the relationship of the Company with its established clientele will therefore be placed in the Executive's hands in confidence and trust. The Executive consequently agrees that it is a legitimate interest of the Company, and reasonable and necessary for the protection of the confidential information, goodwill and business of the Company, which is valuable to the Company, that the Executive make the covenants contained herein and that the Company would not have entered into this Agreement unless the covenants set forth in this paragraph 8 were contained in this Agreement. Accordingly, the Executive agrees that during the period that she is employed by the Company and for a period of twenty-four (24) months thereafter (such period being referred to as the "Restricted Period"), she shall not, as an individual, employee, consultant, independent contractor, partner, shareholder, or in association with any other person, business or enterprise, except on behalf of the Company, directly or indirectly, and regardless of the reason for her ceasing to be employed by the Company:

(i)    attempt in any manner to solicit or accept from any client business of the type performed by the Company or to persuade any client to cease to do business or to reduce the amount of business which any such client has customarily done or is reasonably expected to do with the Company, whether or not the relationship between the Company and such client was originally established in whole or in part through the Executive’s efforts; or

(ii)    employ as an employee or retain as a consultant any person, firm or entity who is then or at any time during the preceding twelve months was an employee of or exclusive consultant to the Company, or persuade or attempt to persuade any employee of or exclusive consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by any person, firm or entity other than the Company; or

(iii)    render to or for any client any services of the type which are rendered by the Company.

As used in this paragraph 8, the term "Company" shall include KBS and any other subsidiaries of the Company and the term "client" shall mean (1) anyone who is a client of the Company on the Date of Termination, or if the Executive's employment shall not have terminated, at the time of the alleged prohibited conduct (any such applicable date being called the "Determination Date"); (2) anyone who was a client of the Company at any time during the one year period immediately preceding the Determination Date; (3) any prospective client to whom the Company had made a new business presentation (or similar offering of services) at any time during the one year period immediately preceding the Date of Termination; and (4) any prospective client to whom the Company made a new business presentation (or similar offering of services) at any time within six months after the Date of Termination (but only if initial discussions between the Company and such prospective client relating to the rendering of services occurred prior to the Date of Termination, and only if the Executive participated in or supervised such discussions). For purposes of this Section 8, it is further agreed that (A) a “client” shall be limited to those entities or persons in which the Executive played a significant role in rendering or providing services; and (B) a general mailing or an incidental contact shall not be deemed a "new business presentation or similar offering of services" or a "discussion". In addition, "client" shall also include any clients of other companies operating within the MDC group of companies to whom the Executive rendered services (including supervisory services) at any time during the six-month period prior to the Determination Date. In addition, if the client is part of a group of companies which conducts business through more than one entity, division or operating unit, whether or not separately incorporated (a "Client Group"), the term "client" as used herein shall also include each entity, division and operating unit of the Client Group where the same management group of the Client Group has the decision making authority or significant influence with respect to contracting for services of the type rendered by the Company.

(b)    Confidential Information. In the course of the Executive's employment with the Company (and its predecessor), she has acquired and will continue to acquire and have access to confidential or proprietary information about the Company and/or its clients, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between the Company and its clients, client contacts, client preferences, creative policies and ideas, advertising campaigns, creative and media materials, graphic design materials, sales promotions and campaigns, sales presentation materials, budgets, practices, concepts, strategies, methods of operation, financial or business projections of the Company and information about or received from clients and other companies with which the Company does business. The foregoing shall be collectively referred to as "confidential information". The Executive is aware that the confidential information is not readily available to the public and accordingly, the Executive also agrees that she will not at any time (whether during the Term or after termination of this Agreement), disclose to anyone (other than her counsel in the course of a dispute arising from the alleged disclosure of confidential information or as required by law) any confidential information, or utilize such confidential information for her own benefit, or for the benefit of third parties. The Executive agrees that the foregoing restrictions shall apply whether or not any such information is marked "confidential" and regardless of the form of the information. The term "confidential information" does not include information which (i) is or becomes generally available to the public other than by breach of this provision or (ii) the Executive learns from a third party who is not under an obligation of confidence to the Company or a client of the Company. In the event that the Executive becomes legally required to disclose any confidential information, she will provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this paragraph 8(b) to permit a particular disclosure. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this paragraph 8(b) to permit a particular disclosure, the Executive will furnish only that portion of the confidential information which she is legally required to disclose and, at the Company's expense, will cooperate with the efforts of the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential information. The Executive further agrees that all memoranda, disks, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the "material") compiled by her or made available to her during her employment with the Company (whether or not the material constitutes or contains confidential information), and in connection with the performance of her duties hereunder, shall be the property of the Company and shall be delivered to the Company on the termination of the Executive's employment with the Company or at any other time upon request. Except in connection with the Executive's employment with the Company, the Executive agrees that she will not make or retain copies or excerpts of the material; provided that the Executive shall be entitled to retain her personal files.

(c)    Remedies. If the Executive commits or threatens to commit a breach of any of the provisions of paragraphs 8(a) or (b), the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(d)    Acknowledgements. The parties acknowledge that (i) the type and periods of restriction imposed in the provisions of paragraphs 8(a) and (b) are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company described above, other legitimate business interests and the goodwill associated with the business of the Company; (ii) the time, scope and other provisions of this paragraph 8 have been specifically negotiated by sophisticated commercial parties, represented by legal counsel, and are given as an integral part of the transactions contemplated by this Agreement; and (iii) because of the nature of the business engaged in by the Company and the fact that clients can be and are serviced by the Company wherever they are located, it is impractical and unreasonable to place a geographic limitation on the agreements made by the Executive herein. The Executive specifically acknowledges that her being restricted from soliciting and servicing clients and prospective clients as contemplated by this Agreement will not prevent her from being employed or earning a livelihood in the type of business conducted by the Company. If any of the covenants contained in paragraphs 8(a) or (b), or any part thereof, is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. Each of the covenants and agreements contained in this paragraph 8 (collectively, the "Protective Covenants") is separate, distinct and severable. All rights, remedies and benefits expressly provided for in this Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law or in this Agreement, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived). The existence of any claim, demand, action or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of each Protective Covenant. The unenforceability of any Protective Covenant shall not affect the validity or enforceability of any other Protective Covenant or any other provision or provisions of this Agreement.

(e)    Notification of Restrictive Covenants. Prior to accepting employment with any person, firm or entity during the Restricted Period, the Executive shall notify the prospective employer in writing of her obligations pursuant to this paragraph 8 and shall simultaneously provide a copy of such notice to the Company (it being agreed by the Company that such notification required under this paragraph 8(e) shall not be deemed a breach of the confidentiality provisions of this Agreement).

(f)    Tolling. The temporal duration of the non-solicitation/non-servicing covenants set forth in this Agreement shall not expire, and shall be tolled, during any period in which the Executive is in violation of any of the non-solicitation/non-servicing covenants set forth herein, and all restrictions shall automatically be extended by the period of the Executive's violation of any such restrictions.

9.    Intellectual Property

During the Term, the Executive will disclose to the Company all ideas, inventions and business plans developed by her during such period which relate directly or indirectly to the business of the Company, including without limitation, any design, logo, slogan, advertising campaign or any process, operation, product or improvement which may be patentable or copyrightable. The Executive agrees that all patents, licenses, copyrights, tradenames, trademarks, service marks, planning, marketing and/or creative policies and ideas, advertising campaigns, promotional campaigns, media campaigns, budgets, practices, concepts, strategies, methods of operation, financial or business projections, designs, logos, slogans and business plans developed or created by the Executive in the course of her employment hereunder, either individually or in collaboration with others, will be deemed works for hire and the sole and absolute property of the Company. The Executive agrees that at the Company's request and expense, she will take all steps necessary to secure the rights thereto to the Company by patent, copyright or otherwise.

10.    Enforceability

The failure of any party at any time to require performance by another party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by any party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

11.    Assignment

The Company and the Executive agree that the Company shall have the right to assign this Agreement in connection with any asset assignment of all or substantially all of the Company’s assets, stock sale, merger, consolidation or other corporate reorganization involving the Company and, accordingly, this Agreement shall inure to the benefit of, be binding upon and may be enforced by, any and all successors and such assigns of the Company. The Company and Executive agree that Executive's rights and obligations under this Agreement are personal to the Executive, and the Executive shall not have the right to assign or otherwise transfer her rights or obligations under this Agreement, and any purported assignment or transfer shall be void and ineffective, provided that the rights of the Executive to receive certain benefits upon death as expressly set forth under paragraph 7(a) of this Agreement shall inure to the Executive’s estate and heirs. The rights and obligations of the Company hereunder shall be binding upon and run in favor of the successors and assigns of the Company.

12.    Modification

This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement, and approved in writing by the MDC Executive.

13.    Severability; Survival

In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted or reformed to be enforceable. The respective rights and obligations of the parties hereunder shall survive the termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

14.    Notice

Any notice, request, instruction or other document to be given hereunder by any party hereto to another party shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, or (b) three days after the date of deposit in the mails, postage prepaid if mailed by certified or registered mail, or (c) on the next business day, if sent by prepaid overnight courier service or facsimile transmission (if electronically confirmed), and in each case, addressed as follows:

If to the Executive:

Ms. Lori Senecal
[address]

If to the Company:

c/o MDC Partners Inc.
745 Fifth Avenue
New York, NY 10151
Attention: General Counsel
Fax: (212) 937-4365

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

15.    Entire Agreement

This Agreement and the documents referenced herein represent the entire agreement between the Company and the Executive with respect to the employment of the Executive by the Company, and all prior agreements (including, without limitation, the Original Employment Agreement), plans and arrangements relating to the employment of the Executive by the Company are nullified and superseded hereby; provided, however, that the foregoing superseding provision shall not apply to any outstanding equity incentive awards previously granted by the Company to Executive.

16.    Headings; Withholdings

The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

17.    Counterparts

This Agreement may be executed in two counterparts or by facsimile transmission, both of which taken together shall constitute one instrument.

18.    No Strict Construction

The language used in this Agreement will be deemed to be the language chosen by the Company and the Executive to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.

19.    Publicity

Subject to the provisions of the next sentence, no party to this Agreement shall issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of the Company and the Executive. Notwithstanding the foregoing, the foregoing provision shall not apply to the extent that the Company is required to make any announcement relating to or arising out of this Agreement by virtue of applicable securities laws or other stock exchange rules, or any announcement by any party pursuant to applicable law or regulations.

*        *        *        *        *

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

MDC PARTNERS INC.

By: _________________________________
    Mitchell Gendel, General Counsel

_____________________________________
Lori Senecal